Report of Independent Registered Public Accounting Firm on

Financial Statement Schedule

To the Board of Directors and Stockholders

of Apollo Investment Corporation:

Our audit of the financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated May 19, 2015 appearing in the prospectus of Apollo Investment Corporation dated May 19, 2015 also included an audit of the senior securities table as of each year ending March 31, 2006 through March 31, 2015 appearing on page 127. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

/s/ PricewaterhouseCoopers, LLP

New York, NY

May 19, 2015